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                                                                     EXHIBIT 99




                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                  Contact: G. Dan Marshall
                                                                 (618) 474-7666


                         ARGOSY GAMING COMPANY ANNOUNCES
                 INAUGURAL CRUISE SCHEDULE FOR ITS NEW RIVERBOAT
                         CASINO IN LAWRENCEBURG, INDIANA


Alton, IL., September 15, 1997, -- Argosy Gaming Company (NYSE:AGY) announced today that Indiana Gaming Company, L.P., the partnership in which a Company subsidiary is the general partner and holds a 57.5% interest, has scheduled its inaugural cruises for Wednesday, October 1, 1997 with the Indiana Gaming Commission for its recently completed permanent riverboat casino. The Company will conduct two-hour duration inaugural cruises from its temporary site commencing at 11:00 A.M. and continuing through 11:00 P.M. on October 1, 1997.

Gaming will be conducted aboard the new riverboat casino which is 408 feet long and 100 feet wide with three levels of gaming providing approximately 75,000 square feet of gaming space. The new riverboat casino, one of the largest in the country, is equipped with 1,746 slot machines and 88 table games providing for approximately 2,400 gaming positions. The "Spirit of America" entertainment facility will continue to be used for coat check, ticketing, cocktail and other support services. The temporary Lawrenceburg site will continue to provide for off-site parking adjacent to the Argosy casino offices located on Route 50 four blocks from the I-275 Lawrenceburg exit. Shuttle bus service will continue to transport customers between the parking areas and the new riverboat casino located at the foot of Walnut Street in downtown Lawrenceburg.

The week of September 22, 1997, the Lawrenceburg casino will suspend gaming operations in order to transfer all gaming and other equipment from the temporary leased vessel to its new permanent riverboat casino. This equipment conversion and installation of new equipment will require the Lawrenceburg casino to remain closed until the scheduled inaugural cruises take place October 1, 1997. Additionally, the Indiana Gaming Commission will require the Lawrenceburg casino to be closed for several days after the inaugural cruises are completed in order to conduct a full audit of the casino's operations and internal controls. Subject to successfully completing the inaugural cruises and the full audit by the Indiana Gaming

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Commission, the Company anticipates opening  the new riverboat casino at its temporary site on or about October 4, 1997. Due to the limited space and turnstiles available at its temporary landing facility and in conjunction with having only a one-half hour period of time in which to board and disembark patrons every two hours, the Company contemplates operating the new casino at approximately two-thirds capacity. This estimate, however, will vary, especially on weekends, depending upon the number of customers who wish to book or stay aboard for subsequent cruises. The Company anticipates that it will lose approximately 10 days of revenue while the casino is closed. During such period, the Company will continue to incur payroll and related costs as well as increased marketing, promotional and other awareness program expenses associated with the opening of the new riverboat casino. The new riverboat casino will not be utilized at full capacity until Phase I of the Company's permanent site opens in December, 1997.

In a joint statement, James B. Perry, President and Chief Executive Officer of Argosy, and Arnold Block, General Manager of Argosy Casino Lawrenceburg, stated, "The addition of this world class riverboat casino is an example of our employees' hard work and commitment. This facility provides for an expansion of the jobs and tax base for the community, and we look forward to the completion of our Phase I permanent entertainment complex in December of this year." "Additionally," they said, "the permanent complex will further our goal to be the cornerstone for tourism in the region." "Finally," they stated, "we would like to once again express our sincere gratitude to the Mayor, City Council, local businesses, and citizens in the local communities for their continued support and dedication to this project, as well as to the Indiana Gaming Commission and the State of Indiana without whom we would not have had the opportunity to bring this exciting venture to the Southeastern Indiana Region."

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of any number of risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, increased competitive pressures in the markets where the Company operates, delays in receiving its new riverboat casino, delays in transferring or installing new equipment on the new vessel, failure to successfully complete the inaugural cruises and full audit, delays or cost over-runs with respect to the permanent Lawrenceburg facilities which would significantly impair the ability of the Company to meet its debt service requirements and the effect of future legislation or regulatory changes on the Company's operations, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Argosy Gaming Company is a leading multi-jurisdictional developer, owner and operator of riverboat casinos and related entertainment facilities in the midwestern and southern United States. The Company, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the Kansas City metropolitan market; and the Belle of Baton Rouge in Baton Rouge, Louisiana. The Company is also a majority partner and operator of the Belle of Sioux City in Sioux City, Iowa.